Exhibit 99.1

For Information Contact:
John J. Dee
Sr. Vice President and CFO
(216) 430-2700
jdee@prgreit.com

FOR IMMEDIATE RELEASE

Paragon Receives American Stock Exchange Letter
For Continued Listing Of Its Common Shares

Cleveland, Ohio, February 24, 2005 — Paragon Real Estate Equity and Investment Trust (AMEX: PRG) received a letter on February 22, 2005 from the American Stock Exchange (the “Exchange”) stating that it is continuing the listing of Paragon’s common shares pursuant to an extension.

The Exchange determined that the company’s plan, which was submitted to the Exchange on December 28, 2004, makes a reasonable demonstration for the company to regain compliance with the exchange’s continued listing standards by December 2, 2005, the end of the plan period. If the company is not in compliance with the listing standards at the end of the plan period, or does not make progress consistent with the plan, Paragon’s common shares would be subject to delisting proceedings. Paragon’s common shares will continue to be listed on the Exchange during the plan period.

As previously reported, the company received a letter on December 1, 2004 from the Exchange, which noted that the company was not in compliance with the Exchange’s continued listing requirements due to shareholders’ equity of less than $2.0 million and losses from continuing operations and net losses in its three most recent years, and also due to shareholders’ equity of less than $4.0 million and losses from continuing operations and net losses in its four most recent years.

James C. Mastandrea, Chairman, President and Chief Executive Officer of Paragon, stated, “We appreciate the American Stock Exchange reviewing our plan and continuing the listing of our common shares.” He also noted, “We continue to work diligently at reviewing value-added real estate opportunities, including properties and portfolios, in which to invest for the future growth of our company and for the benefit of our shareholders.”

Forward-Looking Statements
Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Stock Exchange Letter For Continued Listing
February 24, 2005

Although Paragon Real Estate Equity and Investment Trust believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that it will be able to maintain its American Stock Exchange listing or that its planned implementation of a national real estate acquisition, development and re-development strategy will be completed in whole or in part. Factors that could cause actual results to differ materially from Paragon’s expectations include changes in local or national economic or real estate conditions, the ability to meet competition, loss of existing key personnel, ability to hire and retain future personnel and other risks detailed from time to time in Paragon’s SEC reports and filings, including its annual report on Form 10-K, quarterly reports on Form 10-Q and periodic reports on Form 8-K. Paragon assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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